Exhibit 10.28

SUPPLEMENT
to the
Loan and Security Agreement
dated as of November 21, 2008
between
Insider Guides, Inc. (“Borrower”)
and
Venture Lending & Leasing V, Inc. (“Lender”)

This is a Supplement identified in the document entitled Loan and Security Agreement dated as of November 21, 2008 (as amended, restated, supplemented and modified from time to time, the “Loan and Security Agreement”), by and between Borrower and Lender.  All capitalized terms used in this Supplement and not otherwise defined in this Supplement have the meanings ascribed to them in Article 10 of the Loan and Security Agreement, which is incorporated in its entirety into this Supplement.  In the event of any inconsistency between the provisions of that document and this Supplement, this Supplement is controlling.

In addition to the provisions of the Loan and Security Agreement, the parties agree as follows:

Part 1. - Additional Definitions:

“Commitment” Subject to the terms and conditions set forth in the Loan and Security Agreement and this Supplement, Lender commits to make Equipment Loans to Borrower up to the aggregate original principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000).

“Designated Rate” means, for each Equipment Loan, a fixed rate of interest per annum equal to the Prime Rate as published on the Business Day on which Lender prepares the Note for such Loan, plus four and one-half of one percent (4.50%); provided, however, that in no event shall the Designated Rate for an Equipment Loan be less than nine percent (9.00%).

“Eligible Equipment” means any (i) computer equipment, (ii) lab, shop and test equipment, (iii) office equipment, and (iv) other standard hardware acceptable to Lender, provided that none of the foregoing is subject to a license agreement between Borrower and any Person.

“Equipment Loan” means any Loan requested by Borrower and funded by Lender under its Commitment to finance Borrower’s acquisition or carrying of specific items of Eligible Equipment, and subject to Section 1(b), Soft Costs.  Equipment Loans are sometimes referred to herein individually as a “Loan” and collectively as the “Loans”.

“Final Payment”:   Each Equipment Loan shall have a Final Payment equal to 6.723% of the original principal amount of such Loan.

“Liquidity Event” means: (i) the closing of a merger, acquisition or other transaction in accordance with the provisions of Section 6.4 of the Loan and Security Agreement; (ii) the closing of a sale of all or substantially all of a Borrower’s assets in accordance with the provisions the Loan and Security Agreement; or (iii) the closing of a firmly underwritten public offering of Borrower’s securities either (A) pursuant to a registration statement filed on Form S-1 under the Securities Act of 1933, as amended or (B) on a foreign exchange.

“Prime Rate” means the “prime rate” of interest, as published from time to time by The Wall Street Journal in the “Money Rates” section of its Western Edition newspaper.

“Soft Costs” means Borrower’s costs of acquiring (i) custom-made or non-standard equipment (not otherwise approved by Lender as Eligible Equipment), (ii) tenant improvements at Borrower’s primary business premises, (iii) software, (iv) sales tax, freight, maintenance and installation charges in respect of items of Eligible Equipment and (v) other items of personal property approved by Lender that do not constitute Eligible Equipment.

“Termination Date” means the earlier of (i) the date Lender may terminate making Loans or extending other credit pursuant to the rights of Lender under Article 7 of the Loan and Security Agreement, or (ii) March 31, 2009; provided, however, that such date shall be extended from March 31, 2009 to June 30, 2009 with respect to the lesser of (x) forty percent (40%) of the Commitment (i.e., One Million Dollars ($1,000,000)), and (y) the portion of the Commitment that remains unfunded as of such date.

“Threshold Amount”: Fifty Thousand Dollars ($50,000).

Part 2. - Additional Covenants and Conditions:

1.           Commitment; Use of Proceeds; Limitations on Equipment Loans.

(a)           Funding of Equipment Loans.  Subject to the terms and conditions of the Loan and Security Agreement and this Supplement, Lender agrees to make Equipment Loans to Borrower from time to time from the Closing Date up to and including the Termination Date in an aggregate original principal amount up to but not exceeding the lesser of (i) the then unfunded portion of its Commitment, and (ii) an amount equal to 100% of the amount paid by Borrower to a manufacturer, vendor or dealer who is not an Affiliate of Borrower for each item of Eligible Equipment, and subject to Section 1(b), each Soft Cost being financed with the proceeds of such Equipment Loan as shown on an invoice therefor (excluding (x) any commissions, (y) any portion of the amount invoiced which relates to servicing or maintenance of the Eligible Equipment, and (z) delivery, freight and installation charges or sales taxes payable upon acquisition, unless the amounts described in clauses (y) and (z) constitute Soft Costs that are being financed with the proceeds of such Loan) (the “Original Cost”).  Notwithstanding the foregoing, no item of Eligible Equipment and no Soft Cost shall be eligible to be financed with the proceeds of an Equipment Loan if such item was expended, acquired or first placed in service by Borrower earlier than ninety (90) days prior to the Borrowing Date of such Equipment Loan; provided, however, that so long as the Borrowing Date of the initial Equipment Loan occurs on or before November 30, 2008 (or such later date as may be agreed to by the parties on or before November 30, 2008), Borrower may finance Eligible Equipment and Soft Costs expended, acquired or first placed in service from May 1, 2008 at the Original Cost of such items.

(b)           Soft Costs.  Up to fifteen percent (15%) of the Commitment, i.e., Three Hundred Seventy Five Thousand Dollars ($375,000) in aggregate amount, may be used to finance Soft Costs.

(c)           Location of Equipment.  All Eligible Equipment financed hereunder shall be located at all times at (i) Borrower’s place of business in New Hope, Pennsylvania, (ii) ReadyTechs, LLC’s place of business in Secaucus, New Jersey or (iii) other places of business located within the United States as may be consented to by Lender in writing.

(d)           Minimum Funding Amount. Except to the extent the remaining Commitment is a lesser amount, any Equipment Loans requested by Borrower to be made on a single Business Day shall be for a minimum aggregate principal amount of Fifty Thousand Dollars ($50,000).

2.           Maximum Number of Borrowing Requests. Borrower shall not submit a Borrowing Request more frequently than once each calendar month.

3.           Repayment of Loans.     Principal of and interest on each Equipment Loan shall be payable as set forth in a Note (substantially in the form of Exhibit “A” hereto) evidencing such Equipment Loan, which Note shall provide substantially as follows:  principal and interest at the Designated Rate shall be fully amortized over a period of thirty six (36) months in equal, monthly installments.  In particular, on the Borrowing Date applicable to the Equipment Loan evidenced by such Note, Borrower shall pay to Lender (i) if the Borrowing Date is not the first day of the month, interest only at a rate equal to 1.00% per month, in advance, on the outstanding principal balance of the Loan evidenced by such Note, for the period from such Borrowing Date through the last day of the calendar month in which such Borrowing Date occurs, and (ii) the first (1st) amortization installment of principal and interest at the Designated Rate.  Commencing on the first day of the second full month after the Borrowing Date, and continuing on the first day of each consecutive calendar month thereafter, principal and interest at the Designated Rate shall be payable, in advance, in 35 equal consecutive installments in an amount sufficient to fully amortize the Loan evidenced by such Note.  The Final Payment on such Loan shall be due and payable on the same date that the last installment payment of principal and interest at the Designated Rate is due.

4.           Prepayment.  No Loan may be voluntarily prepaid except as provided in this Section 4.

(a)           Voluntary Prepayment at any Time. Borrower may voluntarily prepay all, but not less than all, Loans in whole, but not in part, at any time by tendering to Lender cash payment in respect of such Loans in an amount equal to the sum of: (i) all accrued and unpaid interest on such Loans as of the date of prepayment; and (ii) an amount equal to the total amount of all scheduled but unpaid payments (including Final Payments) that would have accrued and been payable from the date of prepayment through the stated maturity of the Loans had they remained outstanding and been paid in accordance with the terms of the related Note(s).

(b)           Prepayment after Twelve Months of Amortization.  Notwithstanding anything to the contrary in Section 4(a), so long as no Event of Default has then occurred and is continuing, at any time after Borrower has made at least twelve (12) consecutive payments of principal and interest with respect to all Loans, Borrower may voluntarily prepay all, but not less than all, Loans in whole but not in part, by tendering to Lender cash payment in respect of such Loans in an amount equal to the sum of:  (i) all accrued and unpaid interest on such Loans as of the date of prepayment; (ii) all outstanding principal balances of such Loans as of the date of prepayment; and (iii) an amount equal to eighty percent (80%) of all interest that would have accrued and been payable from the date of prepayment through the stated date of maturity of the Loans had they remained outstanding and been paid in accordance with the terms of the related Notes, in each case, as such amounts are determined by Lender.  Borrower agrees that its right to prepay the Loans pursuant to this Section 4(b) shall not apply in connection with a Liquidity Event or at any time thereafter.

(c)           Prepayment after Eighteen Months of Amortization.  Notwithstanding anything to the contrary in Section 4(a), so long as no Event of Default has then occurred and is continuing, at any time after Borrower has made at least eighteen (18) consecutive payments of principal and interest with respect to all Loans, Borrowers may voluntarily prepay all, but not less than all, Loans in whole but not in part, by tendering to Lender cash payment in respect of such Loans in an amount equal to the sum of:  (i) all accrued and unpaid interest on such Loans as of the date of prepayment; (ii) all outstanding principal balances of such Loans as of the date of prepayment; and (iii) an amount equal to seventy five percent (75%) of all interest that would have accrued and been payable from the date of prepayment through the stated date of maturity of the Loans had they remained outstanding and been paid in accordance with the terms of the related Notes, in each case, as such amounts are determined by Lender.  Borrower agrees that its right to prepay the Loans pursuant to this Section 4(c) shall not apply in connection with a Liquidity Event or at any time thereafter.

(d)           Prepayment if Lender Fails or Refuses to Fund a Loan.  Notwithstanding anything to the contrary in Section 4(a), if prior to the Termination Date Borrower satisfies all of the conditions precedent with respect to the funding of a Loan and Lender fails or refuses to make such Loan then Borrower may voluntarily prepay all, but not less than all, outstanding Loans in whole, but not in part, at any time from the date of such failure or refusal up to the date which is sixty (60) days thereafter by tendering to Lender cash payment in respect of such outstanding Loans in an amount equal to the sum of: (i) all accrued and unpaid interest on such outstanding Loans as of the date of prepayment; and (ii) all outstanding principal balances of such outstanding Loans as of the date of prepayment, in each case, as such amounts are reasonably determined by Lender.

5.           Issuance of Warrant.  As additional consideration for the making of the Commitment, Lender has earned and is entitled to receive immediately upon the execution of the Loan and Security Agreement and this Supplement, a warrant instrument issued by Borrower substantially in the form of Exhibit “D” attached hereto (the “Warrant”).  Borrower acknowledges that Lender has assigned its rights to receive the Warrant to its parent, Venture Lending & Leasing V, LLC, and in connection therewith, Borrower shall issue the Warrant directly to Venture Lending & Leasing V, LLC.  Lender shall furnish to Borrower a copy of the agreement in which Lender has assigned such Warrant to its parent.

6.           Payment of Commitment Fee.  As an additional condition precedent under Section 4.1 of the Loan and Security Agreement, Lender shall have completed to its satisfaction its due diligence review of Borrower’s business and financial condition and prospects, and Lender’s investment committee shall have approved its Commitment.  If this condition is not satisfied, the Twelve Thousand Five Hundred Dollars ($12,500) commitment fee (the “Commitment Fee”) previously paid by Borrower shall be refunded.  Lender agrees that with respect to each Equipment Loan advanced under its Commitment, on the Borrowing Date applicable to such Loan, Lender shall credit against the payments due from Borrower on such date in respect of such Loan an amount equal to the product of Twelve Thousand Five Hundred Dollars ($12,500) and a fraction the numerator of which is the principal amount of such Loan and the denominator of which is Two Million Five Hundred Thousand Dollars ($2,500,000), until the amount of such credits made by Lender equals but does not exceed Twelve Thousand Five Hundred Dollars ($12,500).  Except as set forth in this Section 6, the Commitment Fee is not refundable.

7.           Documentation Fee Payment.  Pursuant to Section 9.8(a) of the Loan and Security Agreement, Borrower shall pay Lender, on demand, the total amount of Lender’s actual costs and expenses incurred in connection with the preparation and negotiation of the Loan Documents, including legal fees, plus actual filing fees incurred by Lender or its counsel related to perfection of the Liens granted under the Loan and Security Agreement.

8.           Borrower’s Account and Wire Transfer Instructions:

Institution Name	Comerica Bank
Address	226 Airport Parkway, Suite 100, M/C 4348 San Jose, CA 95110
ABA No.
Contact Name	Louise DiBenedetto
Phone No.	(617) 757-6300
E-mail	lldibenedetto@comerica.com
Account Title	Insider Guides, Inc.
Account No.

9.           Debits to Account for ACH Transfers.  For purposes of Section 2.2 and 5.10 of the Loan and Security Agreement, the Primary Operating Account shall be the bank account set forth in Section 8 above.  Borrower hereby agrees that Loans will be advanced to the account specified above and regularly scheduled payments of principal, interest and Final Payments will be automatically debited from the same account.

Part 3. - Additional Representations:

Borrower represents and warrants that as of the Closing Date and each Borrowing Date:

a)	Its chief executive office is located at: 280 Union Square Drive New Hope, PA 18938.

b)	Its Equipment is located at: ReadyTechs, LLC, 275 Hartz Way, Secaucus, NJ 07094.

c)	Its Inventory is located at: 280 Union Square Drive New Hope, PA 18938.

d)	Its Records are located at: 280 Union Square Drive New Hope, PA 18938.

e)	In addition to its chief executive office, Borrower maintains offices or operates its business at the following locations: N/A.

f)
Other than its current, full corporate name, Borrower has conducted business under the following corporate name(s), or using the following trade names or fictitious business names:  Myyearbook.com; Insider Guides, LLC

g)	Borrower’s Delaware state corporation I.D. number is: 4242493.

h)	Borrower’s federal tax identification number is: 20-8303286.

i)	In addition to the Primary Operating Account identified in Section 9, Borrower maintains the following other Deposit Accounts and investment/securities accounts: None.

Institution Name	Comerica Bank
Address	226 Airport Parkway, Suite 100, M/C 4348 San Jose, CA 95110
ABA No.
Contact Name	Louise DiBenedetto
Phone No.	(617) 757-6300
Email	lldibenedetto@comerica.com
Account Title	Insider Guides, Inc.
Account No.

Part 4. - Additional Loan Documents:

Form of Promissory Note	Exhibit “A”
Form of Borrowing Request	Exhibit “B”
Form of Compliance Certificate	Exhibit “C”
Form of Warrant	Exhibit “D”
Form of Legal Opinion	Exhibit “E”
Form of Landlord Waiver	Exhibit “F”
Form of Intellectual Property Security Agreement	Exhibit “G”

Remainder of this page intentionally left blank; signature page follows

[Signature page to Supplement]

IN WITNESS WHEREOF, the parties have executed this Supplement as of the date first above written.

BORROWER:

INSIDER GUIDES, INC.

By:
Name:
Title:

Address for Notices:	280 Union Square Drive
New Hope. PA 18938
Attn:
Fax # 215-862-1655
Phone #

LENDER:

VENTURE LENDING & LEASING V, INC.

By:
Name:
Title:

Address for Notices:	2010 North First Street, Suite 310
San Jose, CA 95131
Attn: Chief Financial Officer
Fax # 408-436-8625
Phone # 408-436-8577